Exhibit 5.1

PacWest Bancorp

August 26, 2009

PacWest Bancorp

10250 Constellation Boulevard

Suite 1640

Los Angeles, CA 90067

Ladies and Gentlemen:

In connection with the issuance and sale by PacWest Bancorp, a Delaware corporation (the “Company”), of an aggregate of 2,723,314 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), Series A warrants to purchase up to an aggregate of 1,361,657 shares of Common Stock (the “Series A Warrants”),  Series B warrants to purchase up to an aggregate of 1,361,657 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) and shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-159999, filed by the Company with the Securities and Exchange Commission on June 16, 2009 under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1.              The Shares are validly issued, fully paid and nonassessable.

2.              The Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.              The Warrant Shares have been duly authorized and reserved for issuance upon exercise thereof and, when issued upon such exercise, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all original documents, and the conformity to authentic original documents of all copied documents.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby.  This opinion may not be relied upon for any other purpose, or furnished to, quoted from or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated August 26, 2009, and to the use of my name under the heading “Validity of Securities” in the Prospectus Supplement.  In giving such consent, I do not thereby admit that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ Jared M. Wolff
Name:	Jared M. Wolff
Title:	Executive Vice President,
General Counsel